SCHEDULE 14A

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

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COMMONWEALTH BIOTECHNOLOGIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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COMMONWEALTH BIOTECHNOLOGIES, INC.

601 Biotech Drive, Richmond, Virginia 23235

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Commonwealth Biotechnologies, Inc.	April 11, 2005 Richmond, Virginia

The Annual Meeting of Shareholders of Commonwealth Biotechnologies, Inc. (the “Company” or “CBI”) will be held at the Company’s headquarters at 601 Biotech Drive, Richmond, Virginia 23235, on May 20, 2005 at 11 o’clock a.m. local time (the “Annual Meeting”), for the following purposes:

1. To elect (a) three Class II Directors, each to serve for a term of three years in his class and until his successor is duly elected and qualified; and (b) one Class III Director to serve a term of one year and until his successor is duly elected and qualified.

2. To approve an amendment to the Company’s Amended and Restated Articles of Incorporation to authorize 100,000 shares of undesignated preferred stock, without par value per share.

3. To ratify the appointment of BDO Seidman, LLP as independent auditors of the Company for the fiscal year ending December 31, 2005.

4. To transact such other business as may come before the Annual Meeting or any adjournment thereof.

Only shareholders of record at the close of business on March 21, 2005 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, PLEASE DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE. THE PROXY MAY BE REVOKED IN WRITING PRIOR TO THE ANNUAL MEETING OR, IF YOU ATTEND THE ANNUAL MEETING, YOU MAY REVOKE THE PROXY AND VOTE YOUR SHARES IN PERSON.

By Order of the Board of Directors,

/s/ Thomas R. Reynolds
Thomas R. Reynolds, Secretary

ANNUAL MEETING

OF

COMMONWEALTH BIOTECHNOLOGIES, INC.

601 Biotech Drive, Richmond, Virginia 23235

PROXY STATEMENT

April 11, 2005

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Commonwealth Biotechnologies, Inc. (the “Company”) of proxies to be voted at the Company’s Annual Meeting of Shareholders (the “Annual Meeting”) to be held on May 20, 2005, or at any adjournment thereof. The purposes for which the Annual Meeting is to be held are set forth in the preceding Notice of Annual Meeting. This Proxy Statement and the enclosed form of proxy are first being mailed on or about April 11, 2005, to holders of record of the Company’s Common Stock, without par value per share (the “Common Stock”), as of the close of business on March 21, 2005 (the “Record Date”), which has been fixed as the Record Date for the determination of the shareholders entitled to notice of, and to vote at, the Annual Meeting.

VOTING RIGHTS

Only holders of record of Common Stock at the close of business on the Record Date will be entitled to notice of and to vote at the Annual Meeting. On the Record Date, 3,203,556 shares of the Common Stock were issued, outstanding and entitled to vote. Each holder of Common Stock of record is entitled to cast, in person or by proxy, one vote for each share of the Common Stock held by such stockholder as of the close of business on the Record Date.

A plurality of the votes cast of the holders of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting shall be necessary to elect the nominated directors. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting shall be necessary to approve the amendment of the Company’s Amended and Restated Articles of Incorporation and the selection of the independent auditors.

A majority of the shares entitled to vote, present in person or represented by proxy, constitutes a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted for the purpose of determining a quorum. Abstentions and broker non-votes will not be counted as a vote for or against these proposals.

Proxies will be voted as indicated in this Proxy Statement and the enclosed proxy. Shares presented by properly executed proxies, if received in time, will be voted in accordance with any specifications made therein. A proxy may be revoked by delivering a written notice of revocation to the Company (Attention: Thomas R. Reynolds, Secretary) at its principal executive office or in person at the Annual Meeting, or by a subsequently dated proxy, at any time prior to the voting thereof. Attendance at the Annual Meeting will not, by itself, revoke a proxy. The principal executive office of the Company is located at 601 Biotech Drive, Richmond, Virginia 23235.

Each of the persons who has served as a director or as an executive officer of the Company since January 1, 2004 (i.e., the beginning of the last fiscal year of the Company), including the persons nominated for election as Class II Directors at the Annual Meeting, has no substantial interest, direct or indirect, by security holdings or otherwise, in any of the proposals submitted to a vote at the Annual Meeting (as described above), other than, if he is the nominee for election as a Class II Director, in the election of himself as a Class II Director.

PROPOSAL ONE:

ELECTION OF TWO CLASS II DIRECTORS AND ONE CLASS III DIRECTOR

Nominees for election as Class II Directors to serve three-year terms expiring in 2008:

PETER C. EINSELEN

Age - 65

Director since 2003

Mr. Einselen previously served as a director of the Company from 1997 to 2000. Mr. Einselen has served as Senior Vice President of Anderson & Strudwick Incorporated, a brokerage firm since 1990. From 1983 to 1990, Mr. Einselen was employed by Scott & Stringfellow, Incorporated, a brokerage firm in Richmond, Virginia. Mr. Einselen serves on the Board of Directors of AutoInfo, Inc., a non-asset based transportation services company based in Boca Raton, Florida.

ROBERT B. HARRIS, PH.D. – President, Chief Executive Officer, Director and Founder

Age - 53

Director since 1992

Since founding the Company in 1992, Dr. Harris has served as the President and a director of the Company. He also assumed the position of Chief Executive Officer in 2002. Until 1997, Dr. Harris was employed in the Department of Biochemistry and Molecular Biophysics at VCU, first as an Assistant, then Associate and finally a full Professor. Dr. Harris received a joint bachelor’s degree in Chemistry and Biology from the University of Rochester, and a master’s degree and a doctorate degree in Biochemistry/Biophysical Chemistry from New York University.

SAMUEL P. SEARS, JR. – Director

Age - 61

Director since 2001

Since March 1999, Mr. Sears has been in private practice as an attorney and has been providing business consulting services. From December 1998 through February 1999, Mr. Sears served as Vice Chairman of American Prescription Providers, Inc., a specialty pharmacy network offering prescriptions and nutriceuticals to patients with chronic diseases. From 1995 through May 1998, Mr. Sears was Chief Executive Officer and Chairman to Star Scientific, Inc., a tobacco company focusing on demonstrating the commercial viability of potentially less harmful tobacco products. Mr. Sears is a graduate of Harvard College and Boston College Law School.

Nominee for election as a Class III Director to serve a one-year term expiring in 2006:

GERALD P. KRUEGER

Age - 61

Director since 2004

Since 1999, Dr. Krueger has served as a Principal Scientist and Certified Professional Ergonomist (CPE) at the Wesford Group, International, a Vienna, Virginia based management and technical consulting firm. After obtaining his Ph.D. in Engineering Psychology from Johns Hopkins University, he had a successful 25 year career doing occupational and preventive medicine research in the U.S. Army. Dr. Krueger is a recognized expert on human performance during stressful work conditions, especially those necessitating sustained equipment operator performance. Since Army retirement, Dr. Krueger has worked as a Department of Defense consultant on issues of soldier stress, health and performance, on organizational design of military research laboratories and on prioritization of military medical research programs. He also has participated in numerous Department of Transportation research and consulting efforts on commercial truck driver alertness, fatigue, safety, and health and wellness. Dr. Krueger currently is an adjunct professor of military psychology at the Unformed Services University of the Health Sciences in Bethesda.

Class I Directors whose terms continue until 2007:

THOMAS R. REYNOLDS – Executive Vice President for Science and Technology, Secretary,

Director and Founder

Age - 41

Director since 1992

Thomas R. Reynolds currently serves the Company as Executive Vice President for Science and Technology and a director. He assumed the role of the Company’s Secretary in 1998. Since the founding of the Company in 1992, Mr. Reynolds has served as Vice President and Senior Vice President. From 1987 until 1997, Mr. Reynolds served as Manager of the

Nucleic Acids Core Laboratory at the Massey Cancer Center in the Department of Microbiology and Immunology at Virginia Commonwealth University. Mr. Reynolds received a Bachelor’s degree in Biology from the Pennsylvania State University.

JAMES D. CAUSEY - Director

Age - 52

Director since 2004

Since 2004, Mr. Causey has served as Vice President of Trader Publishing Company, a nationwide network of classified publications. From 2003 until 2004, Mr. Causey served as a consultant in the publishing industry. From 1999 to 2003, Mr. Causey served as the chief executive officer of Sabot Publishing, a Richmond, Virginia based publisher of leading special interest publications. Mr. Causey received a master’s degree in business from the University of Maryland.

Class III Directors whose terms continue until 2006:

RICHARD J. FREER, PH.D. - Chairman of the Board, Chief Operating Officer, Director and Founder

Age - 62

Director since 1992

Since founding the Company in 1992, Dr. Freer has served as the Chairman of the Board and a director of the Company. He assumed the role of Chief Operating Officer in 2002. From 1975 until 1997, Dr. Freer was employed in the Department of Pharmacology and Toxicology at VCU, first as an Associate Professor and then a full Professor. In addition, from 1988 through 1995, Dr. Freer was first Director and then Chair of the Biomedical Engineering Program. From 1996 through 1997, Dr. Freer served as Professor in VCU’s Department of Biochemistry and Molecular Biophysics. Dr. Freer received a bachelor’s degree in Biology from Marist College and a doctorate degree in Pharmacology from Columbia University.

DONALD A. MCAFEE, PH.D. - Director

Age - 63

Director since 2001

Since 2004, Dr. McAfee has served as Vice President of New Product Development for Cardiome Pharma Corp., a Vancouver based drug discovery and development company. In addition, since 2004, Dr. McAfee has also served as a consultant for McAfee Scientific, a drug development consulting firm. He was a co-founder, Chief Technical Officer, and a Director of Aderis Pharmaceuticals, Inc. (formerly Discovery Therapeutics, Inc.), a clinical stage pharmaceutical company. Before organizing Discovery Therapeutics in 1994, Dr. McAfee served for eight years as Vice President, Research, at Whitby Research, Inc., Richmond, Virginia (formerly Nelson Research and Development, Irvine, California), managing drug discovery programs. Prior to entering industry, Dr. McAfee served as Chairman of the Division of Neurosciences at the Beckman Research Institute (City of Hope), Duarte, California, and held faculty appointments at the Yale University School of Medicine and the University of Miami School of Medicine. Dr. McAfee earned his Ph.D. in Physiology at the University of Oregon School of Medicine, and has authored more than 100 articles and book chapters in neuroscience and pharmacology. He is currently an adjunct professor at the Medical College of Virginia and a Director of the Virginia Biotech Association, an industry advocacy group.

The Board of Directors recommends that shareholders vote FOR the election of all of the proposed Class I and Class II nominees to the Board of Directors.

Family Relationships of Directors, Nominees and Executive Officers

There are no family relationships among the Company’s directors, executive officers or the director nominees.

Committees and Board Meetings

The Company’s Board of Directors held four meetings during the fiscal year ended December 31, 2004. In 2004, all incumbent directors attended at least 75% of the meetings of the Board and each committee of the Board on which such directors served at the time of such meeting. In 2004, the Board continued its practice of having nonemployee directors meet in executive session (without management present) as part of each regularly scheduled Board meeting.

Policy Regarding Attendance at Annual Meeting

The Company’s Board of Directors has adopted a policy that recommends that all Directors attend the Company’s Annual Meeting of Shareholders, but attendance is not mandatory. Five of the Company’s Directors attended the 2004 Annual Meeting of Shareholders.

Compensation Committee

The members of the Compensation Committee are:

Donald A. McAfee, Ph.D., Chairman

Samuel P. Sears, Jr.

James D. Causey

The Compensation Committee held four meetings in 2004. The Compensation Committee’s principal responsibilities include:

•	Making recommendations to the Board of Directors concerning executive management organization matters generally.

•	In the area of compensation and benefits, making recommendations to the Board of Directors concerning employees who are also directors of the Company, consult with the

Chief Executive Officer on matters relating to other executive officers, and make recommendations to the Board of Directors concerning policies and procedures relating to executive officers; provided, however, that, the Committee shall have full decision-making powers with respect to compensation for executive officers to the extent such compensation is intended to be performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code.

•	Making recommendations to the Board of Directors regarding all contracts of the Company with any officer for remuneration and benefits (whether in the form of a pension, deferred compensation or otherwise) after termination of regular employment of such officer.

•	Making recommendations to the Board of Directors concerning policy matters relating to employee benefits and employee benefit plans, including incentive compensation plans and equity based plans.

•	Administering the Company’s formal incentive compensation programs, including equity based plans.

Audit Committee

The members of the Audit Committee are:

Samuel P. Sears, Jr., Chairman

James D. Causey

Peter C. Einselen

Gerald P. Krueger

The Audit Committee held four meetings in 2004. The primary responsibility of the Audit Committee is to assist the Board of Directors in monitoring the integrity of the Company’s financial statements and the independence of its external auditors. The Company believes that each of the members of the Audit Committee are “independent” and Mr. Sears qualifies as an “audit committee financial expert” in accordance with applicable Nasdaq SmallCap Market listing standards. In carrying out its responsibility, the Audit Committee undertakes to do many things, including:

•	Review and recommend to the directors the independent auditors to be selected to audit the financial statement of the corporation and its division and subsidiaries.

•	Meet with the independent auditors and management of the corporation to review the scope of the proposed audit for the current year and the audit procedures to be utilized, and at the conclusion thereof review such audit, including any comments or recommendations of the independent auditors.

•

Review with the independent auditors and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the Company. The Committee elicits recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable. The Committee emphasizes the adequacy of such internal controls to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper. Further, the Committee periodically reviews the Company’s policies to determine their adherence to the Company’s Code of Conduct.

•	Review the internal accounting function of the Company, the proposed audit plans for the coming year and the coordination of such plans with the Company’s independent auditors.

•	Review the financial statements contained in the annual report to shareholders with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and contents of the financial statements to be presented to the shareholders.

•	Provide sufficient opportunity for the independent auditors to meet with the members of the Committee without members of management present. Among the items discussed in these meetings are the independent auditors’ evaluation of the Company’s financial, accounting, and auditing personnel, and the cooperation that the independent auditors received during the course of the audit.

•	Review accounting and financial human resources and succession planning within the Company.

•	Submit the minutes of all meetings of the Audit Committee to, or discuss the matters discussed at each committee meeting with, the Board of Directors.

•	Investigate any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose, if, in its judgment, that is appropriate.

The Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls and auditing matters, including procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

Nominating Committee

The members of the Nominating Committee are:

Donald A. McAfee, Ph.D.

Peter C. Einselen

Gerald P. Krueger, Chairman

The Nominating Committee had two meetings in 2004. All members of the Nominating Committee are independent, as such term is defined by the Nasdaq SmallCap Market listing standards. The Nominating Committee undertakes to:

•	Identify individuals qualified to become members of the Board of Directors and to make recommendations to the Board of Directors with respect to candidates for nomination for election at the next annual meeting of shareholders or at such other times when candidates surface and, in connection therewith, consider suggestions submitted by shareholders of the Company.

•	Determine and make recommendations to the Board of Directors with respect to the criteria to be used for selecting new members of the Board of Directors.

•	Oversee the process of evaluation of the performance of the Company’s Board of Directors and committees.

•	Make recommendations to the Board of Directors concerning the membership of committees of the Board and the chairpersons of the respective committees.

•	Make recommendations to the Board of Directors with respect to the remuneration paid and benefits provided to members of the Board in connection with their service on the Board or on its committees.

•	Make recommendations to the Board of Directors concerning the composition, organization and operations of the Board of Directors and its committees.

•	Evaluate Board and committee tenure policies as well as policies covering the retirement or resignation of incumbent directors.

While the Nominating Committee has not determined specific, minimum qualifications that it believes must be met by a director nominee, it emphasizes certain qualities and skills including, but not limited to, independence, business, strategic and financial skills, as well as overall experience in the context of the needs of the Board of Directors as a whole. The Nominating Committee does not have a written charter.

The Nominating Committee will consider shareholder recommendations for nominees for director. Any shareholders interested in suggesting a nominee should follow the procedures outlined herein.

The Nominating Committee selected each of the nominees included for election in this Proxy Statement.

Strategic Planning Committee

The members of the Strategic Planning Committee are:

Robert B. Harris, Ph.D., Chairman

Donald A. McAfee, Ph.D.

Thomas R. Reynolds

The Strategic Planning Committee met four times in 2004. The Strategic Planning Committee is responsible for developing, modifying, and monitoring the implementation of the Company’s long-term strategic plan.

The Board of Directors has determined to provide a process by which shareholders may communicate with the Board as a whole, a Board committee or individual director. Shareholders wishing to communicate with either the Board as a whole, a Board committee or an individual member may do so by sending a written communication addressed to the Board of Directors of the Company or to the committee or to an individual director, c/o Secretary, Commonwealth Biotechnologies, Inc., 601 Biotech Drive, Richmond, Virginia 23235. All communications will be compiled by the Secretary of the Company and submitted to the Board of Directors or the addressee not later than the next regular Board meeting.

Code of Conduct

The Board of Directors has adopted a Code of Conduct which is applicable to all directors and officers at the vice president level and above as well as certain other employees with control over accounting data. The Code of Conduct is available on the Corporation’s website at www.cbi-biotech.com.

MANAGEMENT

Directors and Executive Officers

The following table contains certain information relating to the executive officers of the Company as of the Record Date:

Name	Age	Position
Richard J. Freer, Ph.D.	62	Chairman, Chief Operating Officer and Director

Robert B. Harris, Ph.D.	53	President, Chief Executive Officer and Director

Thomas R. Reynolds	42	Executive Vice President, Secretary and Director

James H. Brennan	53	Controller

Business History of Executive Officers

For information as to the business history of Dr. Freer, Dr. Harris and Mr. Reynolds, see the section “Proposal One: Election of Directors” elsewhere in this Proxy Statement.

JAMES H. BRENNAN - Controller

Age - 53

Mr. Brennan became the Company’s Controller in December 1997. From 1996 to 1997, Mr. Brennan served as the Controller of Star Tobacco, a tobacco product manufacturer. From 1995 to 1996, he served as Controller of Delta Airport Consultants, an engineering firm. From 1994 to 1995, Mr. Brennan was the Controller for Herald Pharmacal, a manufacturer of skin care products. Mr. Brennan received a bachelor’s degree in Political Science from Mount St. Mary’s College and a master’s degree in Business Administration from Averett College.

PROPOSAL TWO:

ADOPTION OF “BLANK CHECK” PREFERRED STOCK

The current Articles of Incorporation of the Company do not authorize the Company to issue “blank check” preferred stock. The Board of Directors has determined that having “blank check” preferred stock would facilitate corporate financing and other plans of CBI, which are intended to foster its growth and flexibility. The Board of Directors believes that the “blank check” preferred stock may assist CBI in achieving its business objectives by making financing easier to obtain.

Under the terms of the “blank check” preferred stock, the Board of Directors would be empowered, with no need for further shareholder approval, to issue preferred stock in one or more series, and with such dividend rates and rights, liquidation preferences, voting rights, conversion rights, rights and terms of redemption and other rights, preferences, and privileges as determined by the Board of Directors. That is the reason such preferred stock is referred to as “blank check” preferred stock. The Board of Directors believes that the complexity of modern business financing and possible future transactions require greater flexibility in CBI’s capital structure than currently exists. The Board of Directors will be permitted to issue CBI preferred stock from time to time for any proper corporate purpose including acquisitions of other businesses or properties and the raising of additional capital. Shares of CBI preferred stock could be issued publicly or privately, in one or more series, and each series of “blank check” preferred stock could rank senior to the Common Stock of CBI with respect to dividends and liquidation rights. There are no present plans, understandings or agreements for, and CBI is not engaged in any negotiations that will involve, the issuance of “blank check” preferred stock.

Even though not intended by the Board of Directors, the possible overall effect of the existence of “blank check” preferred stock on the holders of CBI common stock may include the dilution of their ownership interests in CBI, the continuation of the current management of CBI, prevention of mergers with or business combinations by CBI and the discouragement of possible tender offers for shares of common stock.

Upon the conversion into common stock of shares of “blank check” preferred stock issued with conversion rights, if any, the common stock holders’ voting power and percentage ownership of CBI would be diluted and such issuances could have an adverse effect on the market price of the common stock. Additionally, the issuance of shares of “blank check” preferred stock with certain rights, preferences and privileges senior to those held by the common stock could diminish the Common Stock holders’ rights to receive dividends if declared by the Board and to receive payments upon the liquidation of CBI.

If shares of “blank check” preferred stock are issued, approval by holders of such shares, voting as a separate class, could be required prior to certain mergers with or business combinations by CBI. These factors could discourage attempts to purchase control of CBI even if such change in control may be beneficial to the common stock holders. Moreover, the issuance of “blank check” preferred stock having general voting rights together with the common stock to persons friendly to the Board of Directors could make it more difficult to remove incumbent management and directors from office even if such changes would be favorable to shareholders generally.

If shares of “blank check” preferred stock are issued with conversion rights, the attractiveness of CBI to a potential tender offeror for the common stock may be diminished. The purchase of the additional shares of common stock or “blank check” preferred stock necessary to gain control of CBI may increase the cost to a potential tender offeror and prevent the tender offer from being made even though such offer may have been desirable to many of the common stock holders.

The ability of the Board of Directors, without any additional shareholder approval, to issue shares of CBI preferred stock with such rights, preferences, privileges and restrictions as determined by the Board of Directors could be employed as an anti-takeover device. The amendment is not presently intended for that purpose and is not proposed in response to any specific takeover threat known to the Board of Directors. Furthermore, this proposal is not part of any plan by the Board of Directors to adopt anti-takeover devices and the Board of Directors currently has no present intention of proposing anti-takeover measures in the near future. In addition, any such issuance of “blank check” preferred stock in the takeover context would be subject to compliance by the Board with applicable principles of fiduciary duty.

The Board of Directors believes that the financial flexibility offered by the “blank check” preferred stock outweighs any of its disadvantages. To the extent the proposal may have anti-takeover effects, the proposal may encourage persons seeking to acquire CBI to negotiate directly with the Board of Directors, enabling the Board of Directors to consider the proposed transaction in a non-disruptive atmosphere and to discharge effectively its obligation to act on the proposed transaction in a manner that best serves all the shareholders’ interests. It is also the Board of Directors’ view that the existence of “blank check” preferred stock should not discourage anyone from proposing a merger or other transaction at a price reflective of the true value of CBI and which is in the interests of its shareholders.

Taking into consideration all of the factors and reasons set forth above for the change in the Articles of Incorporation of CBI from not having authorization to issue preferred shares of common stock to the change in the Articles of Incorporation of “blank check” preferred stock providing for the authorization of “blank check” preferred shares, the Board of Directors recommends that shareholders of CBI vote FOR approval of the authorization provided in the Articles of Incorporation of CBI to issue up to 100,000 shares of preferred stock. The discussion noted above is qualified in its entirety by reference to the text of the proposed amendment to the Articles of Incorporation attached to this proxy statement as Exhibit A.

VOTE REQUIRED

Approval of this proposal requires the affirmative vote of a majority of all of the outstanding shares of Common Stock present or represented and entitled to vote at the Special Meeting. Please note that a failure to vote on this Proposal Two will have the same effect as a “No” vote on the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF

PROPOSAL TWO.

PROPOSAL THREE:

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Board is seeking stockholder approval of the Audit Committee’s selection of BDO Seidman, LLP as the Company’s independent auditors for the fiscal year ended December 31, 2005. Virginia law, under which law the Company was incorporated, does not require the approval of the selection of independent auditors by the Company’s shareholders; however, in view of the importance of the financial statements to shareholders, the Board of Directors deems it desirable that the Company’s shareholders pass upon the selection of auditors. In the event that shareholders disapprove of the selection, the Audit Committee will consider the selection of other auditors.

A representative of BDO Seidman, LLP will be present at the Annual Meeting. The Company has been informed that the representative does not intend to make any statement to the shareholders at the Annual Meeting, but will be available to respond to appropriate questions from shareholders.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is responsible for assisting the Board of Directors in fulfilling its oversight responsibilities pertaining to the Company’s accounting, auditing and financial reporting processes. Management is responsible for establishing and maintaining the Company’s system of internal controls and preparing financial statements in accordance with accounting principles generally accepted in the United States of America.

In fulfilling its oversight responsibilities and in accordance with its written charter adopted by the Board of Directors, the Committee reviewed the audited financial statements in the Company’s Annual Report to Shareholders with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Company filed the Audit Committee’s charter as an exhibit to the proxy statement for its 2003 Annual Meeting of Shareholders.

The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles, and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee has discussed with the independent auditors matters required to be discussed by SAS 61 (as amended) and the auditors’ independence from management and the Company, including the written disclosures and letter received from the independent auditors as required by the Independence Standards Board Standard No. 1 and the compatibility of their non-audit services with maintaining their independence.

The Committee discussed with the Company’s independent auditors the overall scope and plans for their respective audits. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

The Committee held four meetings during the fiscal year ended December 31, 2004.

In reliance on the reviews and discussions referred to in the foregoing paragraphs, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-KSB for the year ended December 31, 2004 for filing with the Securities and Exchange Commission. The Committee and the Board have also recommended, subject to shareholder ratification, the selection of BDO Seidman, LLP as the Company’s independent auditors for the fiscal year ending December 31, 2005.

Samuel P. Sears, Jr., Chairman

James D. Causey

Peter C. Einselen

APPOINTMENT OF INDEPENDENT AUDITORS

During fiscal year 2003 and 2004, BDO Seidman, LLP provided various audit, audit related and non-audit services to the Company as follows:

	2003	% of Total	2004	% of Total
BDO Seidman, LLP
Audit Fees	$35,400	70.2%	$39,350	60.3%
Audit Related Fees	15,000	29.8	17,200	26.4
Tax Fees	—	—	8,665	13.3
All Other Fees	—	—	—	—

Total	$50,400	100%	$65,215	100%

Pre-Approval Policy

The Audit Committee has considered whether the provision of non-audit services by the Company’s principal auditor is compatible with maintaining audit independence and determined that the principal auditor should not be engaged for non-audit services. The Audit Committee’s policy is to pre-approve all audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on a review of Forms 3 and 4 furnished to the Company under Rule 16a-3(e)

promulgated under the Exchange Act, with respect to fiscal 2003, except as noted below, the Company is not aware of any director or executive officer of the Company who failed to file on a timely basis, as disclosed in such forms, reports required by Section 16(a) of the Exchange Act. Dr. Krueger failed to timely report a single transaction on a Form 4. Such transaction has since been reported.

Employment and Severance Agreements

Richard J. Freer, Ph.D. - On June 24, 1997, the Company entered into an employment agreement with Dr. Freer. This agreement has a term of five years and will be extended for successive one-year terms beginning on the first anniversary of its commencement, unless either the executive officer or the Company shall have given notice to the other of an election not to extend the term of the employment agreement. The employment agreement provides for a base salary of $165,000 for Dr. Freer, which is adjustable annually at the discretion of the Compensation Committee. Since the execution of the employment agreement in 1997, the Board of Directors has raised Dr. Freer’s salary to $181,500.

In addition, Dr. Freer’s employment agreement provides Dr. Freer with an annual bonus equal to 4.342% of the Company’s pre-tax net income for the preceding fiscal year. Such bonuses will be paid within 30 days following the release of the Company’s annual audited financial statements. Under the employment agreement, the Company may terminate Dr. Freer’s employment at any time for “Cause” as such term is defined in the employment agreement, without incurring any continuing obligations to Dr. Freer. If the Company terminates Dr. Freer’s employment for any reason other than for “Cause” or if Dr. Freer terminates his employment for “Good Reason,” as such term is defined in the employment agreement, the Company will remain obligated to continue to provide the compensation and benefits specified in Dr. Freer’s employment agreement for the duration of what otherwise would have been the term of the employment agreement. In addition, the employment agreement contains non-competition provisions that prohibit Dr. Freer from competing with the Company or soliciting its employees under certain circumstances. A court may, however, determine that these non-competition provisions are unenforceable or only partially enforceable.

The Company has entered into a severance agreement with Dr. Freer. The severance agreement has an initial term of five years and will be extended for successive one-year periods beginning on the first anniversary of its commencement, unless either Dr. Freer or the Company shall have given notice to the other of an election not to extend the term of the severance agreement. If the employment of Dr. Freer is terminated (with certain exceptions) within 60 months following a “Change in Control,” as such term is defined in the severance agreement, Dr. Freer will be entitled to receive a cash payment equal to two times his annual salary for the most recent twelve-month period and three times the bonus paid with respect to such period. To the extent the aggregate benefits available to Dr. Freer, whether under his severance agreement or otherwise, exceed the limit of three times Dr. Freer’s average base compensation provided in Section 280G of the Internal Revenue Code of 1986, as amended, resulting in Dr. Freer incurring an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, or any other taxes or penalties (other than ordinary income or capital gains taxes), the severance agreement requires the Company to pay Dr. Freer an additional amount to cover any such excise taxes or penalties incurred. The Company will not be entitled to a deduction for the amount in excess of this limit.

Robert B. Harris, Ph.D. - On February 4, 2005, CBI entered into a certain Amended and Restated Employment Agreement with Robert B. Harris, Ph.D., President and Chief Executive Officer of CBI (the “Revised Harris Agreement”). The Revised Harris Agreement is effective as of January 1, 2005 and amends and restates that certain Employment Agreement, dated June 25, 1997 by and between CBI and Dr. Harris. The Revised Harris Agreement has a term of three years and provides for a base salary of at least $205,000, which may be adjusted from time to time at the discretion of CBI. In connection with the execution of the Revised Harris Agreement, CBI issued to Dr. Harris incentive stock options to purchase up to 30,000 shares of CBI’s common stock. In addition, the Revised Harris Agreement provides that Dr. Harris is eligible to receive (a) an annual cash bonus of up to $25,000, (b) an annual grant of incentive stock options to purchase up to 5,000 shares of CBI Common Stock and (c) an annual grant of up to 5,000 restricted shares of CBI common stock (collectively, the “Bonus Compensation”). The amount of Bonus Compensation that CBI shall issue to Dr. Harris on an annual basis shall be based upon CBI’s financial performance and calculated in accordance with specific formulae included in the Revised Harris Agreement.

Under the Revised Harris Agreement, the Company may terminate Dr. Harris’ employment at any time for “Cause” as such term is defined in the Revised Agreement, without incurring any continuing obligations to Dr. Harris. If the Company terminates Dr. Harris’ employment for any reason other than for “Cause” or if Dr. Harris terminates his employment for “Good Reason” (as such terms are defined in the Revised Harris Agreement), the Company will remain obligated to continue to provide the compensation and benefits specified in the Revised Harris Agreement for a period of twelve months following the date of termination. To the extent CBI experiences a “Change-of-Control” (as such term is defined in the Revised Harris Agreement), Dr. Harris may deem the Revised Agreement to be terminated without “Cause”. Under such circumstances, Dr. Harris would be eligible to receive the compensation and benefits specified in the second sentence of this paragraph. In addition, in the event of a “Change-of-Control,” all unvested options and restricted shares of CBI common stock held by Dr. Harris shall immediately vest. To the extent CBI undergoes a “Change-of-Control” during the last year of the term of the Revised Harris Agreement, Dr. Harris shall have the option of receiving the Non-Renewal Benefits (as defined below) in lieu of the salary and benefits described above.

To the extent CBI has not offered to renew the Revised Harris Agreement or enter into a similar arrangement with Dr. Harris on or before January 1, 2007, Dr. Harris may declare CBI in breach and terminate the Revised Harris Agreement. In such circumstances, CBI shall continue to pay Dr. Harris salary and benefits under the Revised Harris Agreement for the period beginning on the date of such termination and ending on December 31st of the year following the date of termination (collectively, the “Harris Non-Renewal Benefits”). The Revised Harris Agreement contains a non-competition provision, which prohibits Dr. Harris from competing with the Company or soliciting its employees under certain circumstances. A court may, however, determine that these non-competition provisions are unenforceable or only partially enforceable.

Thomas R. Reynolds - On February 9, 2005, CBI entered into a certain Amended and Restated Employment Agreement with Thomas R. Reynolds, Executive Vice President, Science & Technology and Secretary of CBI (the “Revised Reynolds Agreement”). The Revised Reynolds Agreement is effective as of January 1, 2005 and amends and restates that certain Employment Agreement, dated June 25, 1997 by and between CBI and Mr. Reynolds. The Revised Agreement has a term of three years and provides for a base salary of at least $190,000, which may be adjusted from time to time at the discretion of CBI. In connection with the execution of the Revised Reynolds Agreement, CBI issued to Mr. Reynolds incentive stock options to purchase up to 300,000 shares of CBI’s common stock. In addition, the Revised Reynolds Agreement provides that Mr. Reynolds is eligible to received (a) an annual cash bonus of up to $25,000, (b) an annual grant of incentive stock options to purchase up to 5,000 shares of CBI Common Stock 5,000 shares of CBI Common Stock and (c) an annual grant of up to 5,000 restricted shares of CBI common stock (collectively, the “Bonus Compensation”). The amount of Bonus Compensation that CBI shall issue to Mr. Reynolds on an annual basis shall be based upon CBI’s financial performance and calculated in accordance with specific formulae included in the Revised Reynolds Agreement.

Under the Revised Reynolds Agreement, the Company may terminate Mr. Reynolds’ employment at any time for “Cause” as such term is defined in the Revised Reynolds Agreement, without incurring any continuing obligations to Mr. Reynolds. If the Company terminates Mr. Reynolds’ employment for any reason other than for “Cause” or if Mr. Reynolds terminates his employment for “Good Reason” (as such terms are defined in the Revised Reynolds Agreement), the Company will remain obligated to continue to provide the compensation and benefits specified in the Revised Reynolds Agreement for a period of twelve months following the date of termination. To the extent CBI experiences a “Change-of-Control” (as such term is defined in the Revised Reynolds Agreement), Mr. Reynolds may deem the Revised Reynolds Agreement to be terminated without “Cause”. Under such circumstances, Mr. Reynolds would be eligible to receive the compensation and benefits specified in the second sentence of this paragraph. In addition, in the event of a “Change-of-Control,” all unvested options and restricted shares of CBI common stock held by Mr. Reynolds shall immediately vest. To the extent CBI undergoes a “Change-of-Control” during the last year of the term of the Revised Reynolds Agreement, Mr. Reynolds shall have the option of receiving the Reynolds Non-Renewal Benefits (as defined below) in lieu of the salary and benefits described above.

To the extent CBI has not offered to renew that Revised Reynolds Agreement or enter into a similar arrangement with Mr. Reynolds on or before January 1, 2007, Mr. Reynolds may declare CBI in breach and terminate the Revised Reynolds Agreement. In such circumstances, CBI shall continue to pay Mr. Reynolds’ salary and benefits under the Revised Reynolds Agreement for the period beginning on the date of such termination and ending on December 31st of the year following the date of termination (collectively, the “Reynolds Non-Renewal Benefits”).

The Revised Reynolds Agreement contains a non-competition provisions, which prohibits Mr. Reynolds from competing with the Company or soliciting its employees under certain circumstances. A court may, however, determine that these non-competition provisions are unenforceable or only partially enforceable.

James H. Brennan - As of December 1, 1997, the Company entered into an employment agreement with Mr. Brennan. The agreement has a term of one year and will be extended for successive one-year terms unless either Mr. Brennan or the Company shall give notice to the other of an election not to extend the term of the employment agreement. The employment agreement provides a base salary of $65,000 per year, which amount is adjustable by the Company from time to time. Since the execution of this agreement, the Board of Directors has raised Mr. Brennan’s salary to $114,640 (2004). In addition, Mr. Brennan’s employment agreement provides Mr. Brennan with an annual bonus equal to 0.5% of the Company’s pre-tax net income for the preceding fiscal year. The agreement also contains non-competition provisions that prohibit Mr. Brennan from competing with the Company or soliciting its employees under certain circumstances. A court may, however, determine that these non-competition provisions are unenforceable or only partially enforceable.

As of April 10, 2000, the Company entered into a severance agreement with Mr. Brennan. This agreement has a term of one year and will be extended for successive one-year periods, unless either Mr. Brennan or the Company shall give notice to the other of an election not to extend the term of the severance agreement. If Mr. Brennan’s employment is terminated (with certain exceptions) within 60 months following a “Change in Control,” as such term is defined in the severance agreement, Mr. Brennan will be entitled to receive a cash payment equal to two times his annual salary at the rate in effect immediately prior to the termination.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth summary information concerning compensation paid or accrued by the Company in 2004 on behalf of (i) the Company’s Chairman of the Board and (ii) the three other executive officers of the Company whose total annual salary and bonus exceeded $100,000 in 2004 (collectively, the “Named Executive Officers”).

Name and Principal Position	Year	Salary (1)	Bonus ($)	Other Annual Compensation		Long Term Compensation
						Restricted Stock Awards ($)		Securities Underlying Options (#)
Richard J. Freer, Ph.D. Chairman of the Board and Chief Operating Officer	2004 2003 2002	181,500 181,500 181,500	— — —	9,600 9,600 14,600	(2) (2) (2)	— 45,000 —	(3)	— 10,000 11,029	(4)
Robert B. Harris, Ph.D. President and CEO	2004 2003 2002	181,500 181,500 181,500	— — —	9,600 9,600 14,600	(2) (2) (2)	— 30,000 10,200	(3) (4)	— 10,000 —
Thomas R. Reynolds Senior Vice President	2004 2003 2002	165,000 165,000 165,000	— — —	9,600 9,600 14,600	(2) (2) (2)	— 25,000 10,200	(3) (4)	— 10,000 —
James H. Brennan Controller	2004 2003 2002	114,640 104,640 100,000	— — —	9,600 9,600 12,600	(2) (2) (2)	— 4,167 —	(3)	— 6,000 6,617	(4)

(1)	Does not include certain perquisites and other personal benefits, the amounts of which are not shown because the aggregate amount of such compensation during the year did not exceed the lesser of $50,000 or 10% of total salary and bonus reported for such executive officer.

(2)	Represents travel expenses paid by the Company.

(3)	In 2003, the Company granted either (i) options to purchase shares of Common Stock or (ii) shares of restricted stock in satisfaction of accrued, but unpaid salary. The value of the restricted stock so issued, as of the original grant date, is reflected in the table. The restricted shares issued to Dr. Freer vested April 6, 2003. The restricted shares issued to Dr. Harris and Messrs. Reynolds and Brennan vest on April 16, 2004.

(4)	In 2002, the Company granted either (i) options to purchase shares of Common Stock or (ii) shares of restricted Common Stock to the Company’s directors in satisfaction of accrued, but unpaid, directors’ fees. The value of the restricted stock so issued, as of the original grant date, is reflected in the table. The Company does not currently pay dividends or shares of its Common Stock. The shares and options are vested upon issuance. The aggregate number (and value) of outstanding restricted stock awards of each of the Named Executive Officers at December 31, 2003 was: Dr. Freer 29,145 ($93,555), Dr. Harris 26,930 ($86,445), Mr. Reynolds 23,692 ($76,051) and Mr. Brennan 2,699 ($8,664).

OPTION GRANTS IN LAST FISCAL YEAR

The Company did not grant options during fiscal 2004 to the Chief Executive Officer of the Company and other named executive officers whose compensation for fiscal 2004 is reported in the Summary Compensation Table under this caption “Executive Compensation.”

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

The following table shows the fiscal year-end option values for the Chief Executive Officer of the Company and the other Named Executive Officers whose compensation for fiscal 2004 is reported in the Summary Compensation Table under this caption “Executive Compensation”.

Name	Shares Acquired on Exercise (#)	Value Realized ($) (1)	Number of Securities Underlying Unexercised Options At Fiscal Year-End (#) Exercisable/Unexercisable	Value of Unexercised In- The-Money Options at Year-End ($) (2) Exercisable/Unexercisable
Richard J. Freer, Ph.D.	21,500	56,594	132,755/0	$151,055/0
Robert B. Harris, Ph.D.	42,450	140,211	80,513/0	$54,131/0
Thomas R. Reynolds	33,850	82,669	46,609/0	$49,125/0
James H. Brennan	6,617	32,423	62,080/0	$131,644/0

(1)	The value realized is the difference between the fair market value of the underlying stock at the time of exercise and the exercise price.

(2)	In-the-money options are those for which the 2004 year end market price of the underlying shares of common stock exceeded the exercise price of the option. The value of the in-the-money options is the difference between the market price of the common stock on December 31, 2004 ($6.00 per share) and the exercise price of the option multiplied by the number of shares underlying the option.

EQUITY COMPENSATION PLAN INFORMATION

The following table contains information concerning the Company’s equity compensation plans as of December 31, 2004.

	a	b	c
	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan Category
Equity compensation plans approved by security holders	855,153	$6.34	184,847
Equity compensation plans not approved by security holders	0	0	0

Total	855,153	$6.34	184,847

Other Compensation

The Company currently has no pension plan in effect and, other than as may be granted under the Company’s stock incentive plans, has in effect no restricted stock plan, no stock appreciation rights nor any other long-term incentive plan under which grants or allocations may be made in the fiscal 2004 or thereafter.

Compensation of Directors

All non-employee directors will receive an annual retainer fee (“Retainer Fee”) and a fee for each of the five regularly scheduled Board meetings attended per year (collectively, the “Director’s Fee”). Employee directors will not be eligible to receive the Retainer Fee or the Director’s Fee. The Retainer Fee and Director’s Fee for the upcoming year will be set at the last Board meeting during a calendar year. In addition to the Director’s Fee, all non-employee directors will receive reimbursement for travel and other related expenses incurred in attending Board meetings and committee meetings. For 2005, the Board set the Retainer Fee to be $7,500 and the Director’s Fee to be $1,000 for each Board meeting attended.

Additional Information with Respect to Compensation Committee Interlocks and Insider Participation in Compensation Decisions

No member of the Compensation Committee of the Board of Directors is an officer or employee of the Company. No member of the Committee has a current or prior relationship and no officer who is a statutory insider of the Company has a relationship to any other company, in each case that is required to be described under the Securities and Exchange Commission rules relating to disclosure of executive compensation.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table lists the only persons believed by the Company to be the beneficial owners of more than five percent of the Company’s Common Stock outstanding as of March 21, 2005. The dates applicable to the beneficial ownership indicated are set forth in the footnotes below.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class (1)
Barclays Global Investors, NA 45 Fremont Street San Francisco, California 94105	244,464	7.6

(1)	Applicable percentages based on 3,203,556 shares outstanding on March 21, 2005. Also includes shares of Common Stock subject to options and warrants that may be exercised within 60 days of March 21, 2005. Such shares are deemed to be outstanding for the purposes of computing the percentage ownership of the individual holding the shares, but are not deemed outstanding for purposes of computing the percentage of any other person. This table is based upon information supplied by officers, directors, and principal shareholders and Schedule 13Gs filed with the SEC. Unless indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

Security Ownership of Management

The following table lists share ownership of the Company’s Common Stock by directors and executive officers of the Company as of March 21, 2005. Unless otherwise indicated, share ownership is direct.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class (1)(%)
Richard J. Freer, Ph.D. (2)	255,090	7.6
Robert B. Harris, Ph.D. (3)	178,058	5.3
Thomas R. Reynolds (4)	107,048	3.3
James H. Brennan (5)	82,696	2.5
Samuel P. Sears, Jr. (6)	171,976	5.3
Donald A. McAfee, Ph.D. (7)	32,267	1.0
Peter C. Einselen (8)	16,889	*
James D. Causey (9)	14,000	*
Gerald P. Krueger (10)	9,000	*
All directors and executive officers as a group (9 persons) (11)	867,024	23.5

*	Less than 1%

(1)	Applicable percentages are based on 3,203,556 shares outstanding on March 21, 2005. Also includes shares of Common Stock subject to options and warrants that may be exercised within 60 days of March 21, 2005. Such shares are deemed to be outstanding for the purposes of computing the percentage ownership of the individual holding such shares, but are not deemed outstanding for purposes of computing the percentage of any other person shown in the table. This table is based upon information supplied by officers, directors, and principal shareholders and Schedule 13Gs filed with the SEC. Unless indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

(2)	Dr. Freer’s address is 601 Biotech Drive, Richmond, Virginia 23235. The number of shares deemed to be beneficially held by Dr. Freer includes currently exercisable options to purchase an aggregate of 142,755 shares of Common Stock and warrants to purchase an aggregate of 31,169 shares of Common Stock.

(3)	Dr. Harris’ address is 601 Biotech Drive, Richmond, Virginia 23235. The number of shares deemed to be beneficially held by Dr. Harris includes currently exercisable options to purchase an aggregate of 97,989 shares of Common Stock and warrants to purchase an aggregate of 28,947 shares of Common Stock.

(4)	Mr. Reynolds’ address is 601 Biotech Drive, Richmond, Virginia 23235. The number of shares deemed to be beneficially held by Mr. Reynolds includes currently exercisable options to purchase an aggregate of 64,316 shares of Common Stock and warrants to purchase an aggregate of 13,158 shares of Common Stock.

(5)	Mr. Brennan’s address is 601 Biotech Drive, Richmond, Virginia 23235. The number of shares deemed to be beneficially held by Mr. Brennan includes currently exercisable options to purchase an aggregate of 72,080 shares of Common Stock. Of such shares, 550 shares are held by Mr. Brennan’s son, and Mr. Brennan disclaims beneficial ownership thereof.

(6)	Mr. Sears’ address is 35 Elm Street, Dennis, Massachusetts 02638. The number of shares deemed to be beneficially held by Mr. Sears includes currently exercisable options to purchase an aggregate of 29,029 shares of Common Stock.

(footnotes continued on next page)

(footnotes continued from previous page)

(7)	Dr. McAfee’s address is 85 Main Street, Hopkinston, Massachusetts 01748. The number of shares deemed to be beneficially held by Dr. McAfee represents currently exercisable options to purchase an aggregate of 29,029 shares of Common Stock.

(8)	Mr. Einselen’s address is c/o Anderson & Strudwick, Inc., 707 East Main Street, 20th Floor, Richmond, Virginia 23219. The number of shares deemed to be beneficially held by Mr. Einselen includes currently exercisable options to purchase an aggregate of 3,000 shares of Common Stock and Warrants to purchase an aggregate of 2,778 shares of Common Stock.

(9)	Mr. Causey’s address is 301 Concourse Boulevard, Suite 240, Glen Allen, Virginia 23059. The number of shares deemed to be beneficially held by Mr. Causey represents currently exercisable options to purchase an aggregate of 13,000 shares of Common Stock.

(10)	Mr. Krueger’s address is 4105 Komes Court, Alexandria, Virginia 22306. The number of shares deemed to beneficially held by Mr. Krueger includes currently exercisable options to purchase an aggregate of 8,000 shares of Common Stock.

(11)	Includes currently exercisable options and warrants to purchase an aggregate of 480,901 shares of Common Stock within 60 days of March 21, 2005.

OTHER MATTERS COMING BEFORE THE ANNUAL MEETING

As of the date of this Proxy Statement, the Board of Directors does not know of any matters to be presented to the Annual Meeting other than the three proposals set forth in the attached Notice of Annual Meeting. If any other matters properly come before the Annual Meeting, it is intended that the holder of the management proxies will vote thereon in their discretion.

MISCELLANEOUS

The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this Proxy Statement, the proxy and any additional information furnished to shareholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company will reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

If a shareholder wishes to have a proposal considered for inclusion in the Company’s proxy materials for the 2006 Annual Meeting of Shareholders, the proposal must comply with the Securities and Exchange Commission’s proxy rules, be stated in writing and be submitted on or before December 20, 2005. Any proposals should be mailed to the Company at 601 Biotech Drive, Richmond, Virginia 23235, Attention: Thomas R. Reynolds, Secretary.

In addition to any other applicable requirements, for business to be properly brought before the annual meeting by a shareholder, even if a proposal is not to be included in the Company’s proxy statement, the Company’s Bylaws provide that the shareholder must give timely notice in writing to the Secretary of the Company not later than 90 days prior to the annual meeting. As to each matter, the notice must contain (i) a brief description of the business to be brought before the annual meeting (including the specific proposal to be presented) and the reasons for addressing it at the annual meeting (ii) the name of, record address of, and class and number of shares beneficially owned by the shareholder proposing such business and (iii) any material interest of the shareholder in such business.

The Company’s Bylaws provide that a shareholder of the Company entitled to vote for the election of directors may nominate persons for election to the Board of Directors by mailing written notice to the Secretary of the Company not later than (i) with respect to an election to be held at an annual meeting of shareholders, 90 days prior to such meeting, and (ii) with respect to an election to be held at a special meeting of shareholders for the election of directors, the close of business on the seventh day following the date on which notice of such meeting is given to shareholders. Any such shareholder’ notice shall include (a) the name and address of the shareholder and of each person to be nominated, (b) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate each person specified, and (c) a description of all arrangements or understandings between the shareholder and each nominee and any other person (naming such person) pursuant to which the nomination is to be made by the shareholder, (d) such other information regarding each nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, and (e) the consent of each nominee to serve as a director of the Company if so elected.

A copy of the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004 was mailed to all shareholders on or about April 11, 2005.

By Order of the Board of Directors,

/s/ Thomas R. Reynolds
Thomas R. Reynolds, Secretary

April 11, 2005

Exhibit A

Proposed Amendment to the Company’s Amended and Restated Articles of Incorporation

Article III will be replaced in its entirety with the following:

III.

1. The Corporation shall have authority to issue up to 10,000,000 shares of Common Stock, without par value per share (“Common Stock”). The rights, preferences, voting powers, qualifications, limitations and restrictions of the Common Stock shall be as follows:

(a) Each share of Common Stock shall be entitled to one vote on all matters submitted to a vote at any meeting of the Corporation’s shareholders. The holders of the Common Stock shall, to the exclusion of the holders of the Preferred Stock (as defined below), have the sole and full power to vote for the election of directors and for all other purposes without limitation except (i) as otherwise recited or provided in these Articles of Incorporation applicable to the Preferred Stock, (ii) with respect to a class or series of Preferred Stock, as shall be determined by the Board of Directors pursuant these Articles and (iii) with respect to any voting rights provided by law.

(b) Except as otherwise provided in these Articles applicable to the Preferred Stock, or otherwise, as they may hereafter be amended:

(i) Any corporate action, except the election of directors, an amendment or restatement of these Articles, a merger, a statutory share exchange, the sale or other disposition of all or substantially all the Corporation’s assets otherwise than in the usual and regular course of business, or dissolution shall be approved at a meeting at which a quorum of the Corporation’s shareholders is present if the votes cast in favor of the action exceed the votes cast against the action;

(ii) Directors shall be elected by a plurality of the votes cast by the holders of the Common Stock entitled to vote in the election at a meeting at which a quorum is present;

(iii) An amendment or restatement of these Articles other than an amendment or restatement described, or involved in a transaction described in Subsection (iv), (v) or (vi) of this Section shall be approved by a majority of the votes entitled to be cast by the holders of the Common Stock;

(iv) Any transaction with the Corporation or any subsidiary that constitutes or involves an affiliated transaction, as defined in Section 13.1-725 of the Virginia Stock Corporation Act, as in effect on the effective date of these Articles, shall be approved by at least two-thirds of the votes entitled to be cast by the holders of the Common Stock;

(v) A merger, statutory share exchange, sale or other disposition of all or substantially all the Corporation’s assets otherwise than in the usual and regular course of business, or dissolution shall be approved by at least two-thirds of the votes entitled to be cast by the holders of the Common Stock entitled to vote on such transactions;

(vi) An amendment to these Articles that amends or affects the classification of the Board of Directors provided in Section 1 of Article V hereof shall be approved by at least two-thirds of the votes entitled to be cast by the holders of the Common Stock.

For the purposes of Subsection (iv) of this Section, a transaction shall not constitute an affiliated transaction if it is with an interested shareholder, as defined in Section 13.1-725 of the Virginia Stock Corporation Act, as in effect on the effective date of these Articles: (i) who has been an interested shareholder continuously or who would have been such but for the unilateral action of the Corporation since the later of (A) the date on which the Corporation first had 300 shareholders of record or (B) the date such person became an interested shareholder with the prior or contemporaneous approval of a majority of the disinterested directors as defined in Section 13.1-725 of the Virginia Stock Corporation Act, as in effect on the effective date of these Articles; (ii) who became an interested shareholder as a result of acquiring shares from a person specified in Subdivision (i) or Subdivision (ii) of this Subsection by gift, testamentary bequest or the laws of descent and distribution or in a transaction in which consideration was not exchanged and who continues thereafter to be an interested shareholder, or who would have so continued but for the unilateral action of the Corporation, (iii) who became an interested shareholder inadvertently or as a result of the unilateral action of the Corporation and who, as soon as practicable thereafter, divested beneficial ownership of sufficient shares so that such person ceased to be an interested shareholder, and who would not have been an interested shareholder but for such inadvertence or the unilateral action of the Corporation; or (iv) whose acquisition of shares making such person an interested shareholder was approved by a majority of the disinterested directors.

(c) Dividends may be paid upon the Common Stock out of any assets of the Corporation available for dividends remaining after full dividends on the outstanding Preferred Stock (as defined below) at the dividend rate or rates therefor, together with the full additional amount required by any participation right, with respect to all past dividend periods and the current dividend period shall have been paid or declared and set apart for payment and all mandatory sinking funds payment that shall have become due in respect of any series of the Preferred Stock shall have been made.

2. The number of shares of preferred stock which the Corporation shall have the authority to issue shall be 100,000 shares, without par value per share (“Preferred Stock”).

(a) The Board of Directors is hereby empowered to cause any class of the Preferred Stock of the Corporation to be issued in series with such of the variations permitted by Subdivisions (i) - (xi) of this Section below, as shall be determined by the Board of Directors. The shares of Preferred Stock of different classes or series may vary as to:

(i) the designation of such class or series, the number of shares to constitute such class or series and the stated value thereof;

(ii) whether the shares of such class or series shall have voting rights in addition to any voting rights provided by law, and if so, the terms of such voting rights, which (x) may be general or limited, and (y) may permit more than one vote per share;

(iii) the rate or rates (which may be fixed or variable) at which dividends, if any, are payable on such class or series, whether any such dividends shall be cumulative, and if so, from what dates, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any shares of stock of any other class or any other series of such class;

(iv) whether the shares of such class or series shall be subject to redemption by the Corporation, and if so, the times, prices and other conditions of such redemption;

(v) the amount or amounts payable upon shares of such class or series upon, and the rights of the holders of such class or series in, the voluntary or involuntary liquidation, dissolution or winding up, or any distribution of the assets of, the Corporation;

(vi) whether the shares of such class or series shall be subject to the operation of a retirement or sinking fund, and if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

(vii) whether the shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or any other series of such class or any other securities (including Common Stock) and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

(viii) the limitations and restrictions, if any, to be effective while any shares of such class or series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Corporation of, the Common Stock or shares of stock of any other class or any other series of such class;

(ix) the conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or upon the issue of any additional stock, including additional shares of such class or series or of any other series of such class or of any other class;

(x) the ranking (be it pari passu, junior or senior) of each class or series as to the payment of dividends, the distribution of assets and all other matters; and

(xi) any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions thereof, insofar as they are not inconsistent with the provisions of these Articles of Incorporation, to the full extent permitted in accordance with the laws of the Commonwealth of Virginia.

(b) In the event of any liquidation, dissolution or winding up of the Corporation, after there shall have been paid to or set aside for the holders of the Preferred Stock the full preferential amounts to which they are respectively entitled under the provisions of these Articles of Incorporation applicable to the Preferred Stock, the holders of the Preferred Stock shall have no claim to any of the remaining assets of the Corporation.

(c) The powers, preferences and relative, participating, option and other special rights of each class or series of Preferred Stock and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other classes and series at any time outstanding. All shares of Preferred Stock of each series shall be equal in all respects.

3. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, if the assets of the Corporation available for distribution to its shareholders shall be insufficient to pay in full all amounts to which the holders of Preferred Stock and any other stock of any class ranking on a parity as to liquidation preference are entitled, the amount available for distribution to shareholders shall be shared by the holders of all such classes and any series thereof pro rata according to the preferential amounts to which the shares of each such series or class are entitled. For the purposes of this Section 3, a consolidation or merger of the Corporation with any other corporation, or the sale, transfer or lease of all or substantially all its assets shall not constitute or be deemed a liquidation, dissolution, or winding up of the Corporation.

4. Any and all shares of Preferred Stock and Common Stock of the Corporation, at the time authorized but not issued and outstanding, may be issued and disposed of by the Board of Directors of the Corporation in any lawful manner, consistently, in the case of shares of Preferred Stock, with the requirements set forth in the provisions of these Articles of Incorporation applicable to the Preferred Stock, at any time and from time to time, for such considerations as may be fixed by the Board of Directors of the Corporation.

5. No holder of shares of any class of stock of the Corporation shall have any preemptive or preferential right to purchase or subscribe to (i) any shares of any class of the Corporation, whether now or hereafter authorized; (ii) any warrants, rights, or options to purchase any such shares; or (iii) any securities or obligations convertible into any such shares or into warrants, rights or options to purchase any such shares, except as may be provided for in any written agreement entered into by the Corporation with any such holder or holders of shares. 6. Any class of stock of the Corporation shall be deemed to rank — (a) prior to another class either as to dividends or upon liquidation, if the holders of such class shall be entitled to the receipt of dividends or of amounts distributable on liquidation, dissolution or winding up, as the case may be, in preference or priority to holders of such other class; (b) on a parity with another class either as to dividends or upon liquidation, whether or not the dividend rates, dividend payment dates, or redemption or liquidation prices per share thereof are different from those of such others, if the holders of such class of stock shall be entitled to receipt of dividends or amounts distributable upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective dividend rates or prices, without preference or priority one over the other with respect to the holders of such other class; and (c) junior to another class either as to dividends or upon liquidation, if the rights of the holders of such class shall be subject or subordinate to the rights of the holders of such other class in respect of the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be.

ANNUAL MEETING OF SHAREHOLDERS

May 20, 2005

The undersigned hereby appoints Richard J. Freer, Ph.D. and Robert B. Harris, Ph.D., or either of them, with power of substitution, as proxies to vote all stock of Commonwealth Biotechnologies, Inc. (the “Company”) owned by the undersigned at the Annual Meeting of Shareholders to be held on May 20, 2005, at 11:00 a.m. at 601 Biotech Drive, Richmond, Virginia, and any adjournment thereof, on the following matters as indicated below and such other business as may properly come before the meeting.

1.            ☐            FOR the election as director of all nominees listed (except as marked to the contrary below):

   Peter C. Einselen (Class II)

   Robert B. Harris, Ph.D. (Class II)

   Samuel P. Sears, Jr. (Class II)

   Gerald P. Krueger (Class III)

               ☐            WITHHOLD AUTHORITY to vote for all nominees listed:

   (except as marked to the contrary below).

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR INDIVIDUAL NOMINEES, WRITE THE APPLICABLE NAME(S) IN THE SPACE PROVIDED BELOW:

_______________________________________________________________________________________________

2.                            To approve an amendment to the Company’s Amended and Restated Articles of Incorporation to

                               authorize 100,000 shares of undesignated preferred stock, without par value per share.

   ☐ FOR                    ☐ AGAINST                    ☐ ABSTAIN

3.                             To ratify the appointment of BDO Seidman, LLP as the independent public accountants of the

                               Company for the fiscal year ending December 31, 2005.

   ☐ FOR                    ☐ AGAINST                    ☐ ABSTAIN

IN THEIR DISCRETION, THE PROXIES NAMED ABOVE MAY VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

THIS PROXY MUST BE DATED AND SIGNED. THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY’S BOARD OF DIRECTORS.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted (i) FOR the three nominees as Class II Directors and one nominee as a Class III Director; (ii) FOR the proposal to amend the Company’s Amended and Restated Articles of Incorporation to authorize 100,000 shares of undesignated preferred stock, without par value per share; and (iii) FOR the proposal to ratify the appointment of BDO Seidman, LLP as independent public accountants of the Company for the fiscal year ended December 31, 2005.

Please sign exactly as your name appears on this Proxy Card. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership or limited liability entity, please sign in full name such entity by authorized person.

Dated: , 2005

Signature of Shareholder

Signature if held jointly

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE